Exhibit 99.1

Intrepid Announces 1-for-10 Reverse Stock Split

DENVER, CO; August 13, 2020 - - Intrepid Potash Inc. (NYSE:IPI) (“Intrepid”) announced today that it will effect a 1-for-10 reverse stock split of its common stock effective 5:00 pm Eastern on Thursday, August 13, 2020. Intrepid’s common stock will begin trading on a split-adjusted basis when markets open on Friday, August 14, 2020. Intrepid’s Board of Directors approved the split and determined the 1-for-10 ratio to be appropriate to meet Intrepid’s goals of improving the marketability and liquidity of its common stock, regaining compliance with NYSE listing requirements, and minimizing the risk of future noncompliance, allowing Intrepid’s management team to focus on the company’s underlying business.

The reverse stock split will reduce the number of shares of Intrepid’s common stock currently outstanding from approximately 133 million shares to approximately 13 million shares. Proportionate adjustments will be made to the number of shares to be issued under Intrepid’s Equity Incentive Plan. The number of authorized shares of Intrepid’s common stock will be reduced from 400 million to 40 million, which will maintain the proportion of the number of authorized shares of Intrepid’s common stock relative to the number of shares of common stock issued and outstanding.

Intrepid’s common stock will continue to trade on the NYSE under the symbol “IPI.” A new CUSIP number of 46121Y201 has been assigned to the common stock in connection with the reverse stock split.

Information for Stockholders

Upon the effectiveness of the reverse stock split, each ten (10) shares of Intrepid's common stock issued and outstanding will be automatically combined and converted into one (1) share of common stock, par value $0.001 per share. No fractional shares will be issued in connection with the reverse stock split. Any fractional share of common stock that would otherwise have resulted from the reverse stock split will be paid to holders in the form of a check issued by Intrepid’s Transfer Agent using proceeds from the aggregation and sale of all fractional shares resulting from the split.

Intrepid’s transfer agent, Computershare Trust Company, N.A., will act as exchange agent for the reverse stock split, and will provide stockholders of record holding certificates representing pre-split shares of the Company's common stock as of the effective date with a letter of transmittal providing instructions for the exchange of stock certificates for post-split shares. Registered stockholders holding pre-split shares of the Company's common stock electronically in book-entry form are not required to take any action to receive post-split shares. Stockholders owning shares via a broker or other nominee will have their positions automatically adjusted to reflect the reverse stock split, subject to the broker's or nominee's particular procedures for processing the reverse stock split. Computershare Trust Company can be reached at 800-962-4284.

Additional information about the reverse stock split can be found in Intrepid's definitive proxy statement filed with the Securities and Exchange Commission on June 30, 2020, a copy of which is available at www.sec.gov and at www.intrepidpotash.com in the SEC Filings section under Financial Information located on the Investor Relations page.

About Intrepid:

Intrepid is a diversified mineral company that delivers potassium, magnesium, sulfur, salt, and water products essential for customer success in agriculture, animal feed, and the oil and gas industry. Intrepid is the only U.S. producer of muriate of potash, which is applied as an essential nutrient for healthy crop development, utilized in several industrial applications, and used as an ingredient in animal feed. In addition, Intrepid produces a specialty fertilizer, Trio®, which delivers three key nutrients, potassium, magnesium, and sulfate, in a single particle. Intrepid also provides water, magnesium chloride, brine, and various oilfield products and services.

Intrepid serves diverse customers in markets where a logistical advantage exists and is a leader in the use of solar evaporation for potash production, resulting in lower cost and more environmentally friendly production. Intrepid's mineral production comes from three solar solution potash facilities and one conventional underground Trio® mine.

Intrepid routinely posts important information, including information about upcoming investor presentations and press releases, on its website under the Investor Relations tab. Investors and other interested parties are encouraged to enroll at intrepidpotash.com, to receive automatic email alerts for new postings.

Forward-Looking Statements

This press release includes certain statements concerning expectations for the future that are forward-looking within the meaning of the federal securities laws. Forward-looking statements contain known and unknown risks and uncertainties (many of which are difficult to predict and beyond management's control) that may cause Intrepid’s actual results in future periods to differ materially from anticipated or projected results. Forward-looking statements in this press release include, among others, statements regarding Intrepid’s plans for a reverse stock split and reduction in authorized shares and the effect of the same on Intrepid, its business, management, and price, liquidity of and market for its common stock. An extensive list of specific material risks and uncertainties affecting Intrepid is contained in its Annual Report on Form 10-K for the year ended December 31, 2019, and the most recent quarterly and current reports filed with the Securities and Exchange Commission from time to time. Any forward-looking statements in this press release are made as of the date of this press release, and Intrepid undertakes no obligation to update or revise any forward-looking statements to reflect new information or events.

Contact:

Matt Preston, Vice President of Finance

Phone: 303-996-3048

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